Exhibit 99.1

LendingTree Announces Promotion of Ian Smith to Chief Operating Officer and Laura Nelson to Head of Insurance

CHARLOTTE, N.C., January 9, 2026 — LendingTree, Inc. (NASDAQ: TREE), the nation’s leading online financial services marketplace, today announced the promotion of Ian Smith to Chief Operating Officer. Scott Peyree previously served as Chief Operating Officer before he was appointed Chief Executive Officer following the passing of founder Doug Lebda.

Laura Nelson will step into the Head of Insurance role following Smith’s transition. The leadership appointments reflect LendingTree’s continued focus on disciplined execution, operational scale, and long-term growth.

As Chief Operating Officer, Smith will oversee day-to-day operations across LendingTree, bringing the operating rigor and discipline he established within the company’s insurance business to lending and the broader organization. Nelson will lead LendingTree’s insurance marketplace, building on its momentum and continuing to drive performance, innovation, and partner success.

“Ian has built a strong operating system within our insurance business, and this move allows him to bring that same discipline and expertise across lending and the broader organization,” said Scott Peyree, CEO of LendingTree. “Laura has been a driving force behind our sales performance, and her leadership experience and deep understanding of our partners make her the right choice to lead insurance into its next chapter.”

Smith most recently served as Senior Vice President of Insurance at LendingTree, where he led the company’s insurance business, driving strategy, operations and growth across its insurance marketplace. He joined QuoteWizard in 2005 and, over his tenure, helped transform the business from a fast-growing startup into one of the leading online insurance comparison platforms in the U.S. Following LendingTree’s acquisition of QuoteWizard, Smith played a critical role in integrating the business into LendingTree’s broader financial ecosystem and advancing the company’s position in the insurtech space.

Nelson has served as Senior Vice President of Sales, where she led revenue growth initiatives and built high-performing sales teams across the company. As Head of Insurance, she will be responsible for the overall strategy, execution and performance of LendingTree’s insurance marketplace, continuing to strengthen relationships with carriers and deliver value to consumers.

“These leadership changes reflect the strength of our internal talent and our commitment to building a scalable, high-performing organization,” Peyree added. “Ian and Laura are proven leaders, and their expanded roles position us well for continued growth.”

About LendingTree, Inc.

LendingTree, Inc. is the parent of LendingTree, LLC and several companies owned by LendingTree, LLC (collectively, "LendingTree").

LendingTree is one of the nation's largest, most experienced online financial platforms, created to give consumers the power to win financially. LendingTree provides customers with access to the best offers on loans, credit cards, insurance, and more through its network of approximately 430 financial partners. Since its founding, LendingTree has helped millions of customers obtain financing, save money, and improve their financial and credit health in their personal journeys. With a portfolio of innovative products and tools and personalized financial recommendations, LendingTree helps customers achieve everyday financial wins. LendingTree, Inc. is headquartered in Charlotte, NC.

For more information, please visit www.lendingtree.com.

Contact

press@lendingtree.com